Exhibit 10.7

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT is made as of the 30th day of April, 2025, by and between STATE STREET BANK AND TRUST COMPANY, a Massachusetts Client company having its principal office and place of business at One Congress Street, Suite 1, Boston, Massachusetts 02114-2016 (“State Street” or the “Transfer Agent”), and PARTNERS GROUP LENDING FUND, LLC, a Delaware limited liability company having its principal office and place of business at 1114 Avenue of the Americas, 37th Floor, New York, New York 10036 (the “Client”) (State Street, the Transfer Agent and the Client, each a "Party," and together, the "Parties").

WHEREAS, the Client is authorized to issue units of limited liability company interests (“Units”), designated in separate classes (each a "Class");

WHEREAS, the Client intends to initially offer Units for each Class as named in the attached Schedule A, which may be amended by the Parties from time to time;

WHEREAS, the Client desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment;

WHEREAS, the Client has elected, or plans to elect, to be a closed-end management investment fund registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Form 10 Registration Statement”) pursuant to Section 12 (g) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and has elected, or plans to elect, to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	TERMS OF APPOINTMENT

1.1	Appointment. Subject to the terms and conditions set forth in this Agreement, the Client hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent, dividend disbursing agent, and agent in connection with certain other activities provided to members (“Members”) of each Class of the Client and set out in the offering memorandum or appropriate document, such as a term sheet (as the same may be amended, supplemented or otherwise modified from time to time, each, the “Governing Document”), including without limitation any periodic investment plan or periodic withdrawal program.

1.2	Transfer Agency Services. In accordance with procedures established from time to time by agreement between the Client and the Transfer Agent (the “Procedures”), the Transfer Agent shall:

(i)	establish each Member’s account in the respective Class on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Member;

(ii)	receive orders for the purchase of Units from the Client, and promptly deliver payment and appropriate documentation thereof to the Client's custodian (the “Custodian”);

(iii)	pursuant to such purchase orders, issue the appropriate number of Units and book such Unit issuance to the appropriate Member account;

(iv)	receive redemption requests and redemption directions from the Client and deliver the appropriate documentation thereof to the Custodian;

(v)	with respect to the transactions in items (i) through (iv) above, the Transfer Agent shall process transactions received directly from broker-dealers or other intermediaries authorized by the Client who shall thereby be deemed to be acting on behalf of the Client;

(vi)	at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Members;

(vii)	process Member account maintenance instructions (excluding instructions to change an account’s registration or wire instructions) received directly from broker-dealers or other intermediaries authorized per procedures established by mutual agreement of the Transfer Agent and the Client;

(viii)	process transfer of Units by the registered owners thereof upon receipt of proper instruction and approval by the Client;

(ix)	process and transmit payments for any dividends and distributions declared by the Client; and

(x)	record the issuance of Units of each Class and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Units of each Class which are authorized, based upon data provided to it by the Client, and issued and outstanding; and provide the Client on a regular basis with the total number of Units of each Class which are issued and outstanding. However, the Transfer Agent shall have no obligation, when recording the issuance of Class Units, to monitor the issuance of such Units to determine if there are authorized Units available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Units, which functions shall be the sole responsibility of the Client.

1.3	Additional Services. In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform the following services:

(i)	Other Customary Services. Perform certain customary services of a transfer agent and dividend disbursing agent, including, but not limited to: maintaining Member accounts, preparing Member meeting lists, arranging for the distribution of Member reports to current Members, maintaining on behalf of the Client such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Members, arranging for the preparation and mailing of confirmation forms and statements of account to Members for all purchases and redemptions of Units and other confirmable transactions in Member accounts, arranging for the preparation and mailing of activity statements for Members, and providing Member account information.

(ii)	State Transaction (“Blue Sky”) Reporting. The Client shall be solely responsible for its “blue sky” compliance and state registration requirements.

(iii)	Lost Member Searches. The Transfer Agent shall conduct lost Member searches as required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended (the “1934 Act”). If a Member remains lost after the completion of the mandatory Rule 17Ad-17 search, after consultation with the Client, the Transfer Agent shall escheat the assets in such lost Member’s account to the U.S. state or territory in the Member’s account registration.

(iv)	Escheatment Laws. Notwithstanding Section 1.3(iii), the Client shall be solely responsible for its compliance with the requirements of any applicable escheatment laws, including without limitation, the laws of any U. S. state or territory.

(v)	Depository Client & Clearing Corporation (“DTCC”)/National Securities Clearing Corporation (“NSCC”). If applicable, the Transfer Agent shall: (a) accept and effectuate the registration and maintenance of accounts with DTCC/NSCC, and the purchase and redemption of Class Units in such accounts, in accordance with instructions transmitted to and received by the Transfer Agent by transmission from DTCC or NSCC (acting on behalf of its members); and (b) issue instructions to the Client's banks for the settlement of transactions between the Client and DTCC or NSCC (acting on behalf of its members and bank participants).

(vi)	Performance of Certain Services by the Client or Affiliates or Agents. New procedures as to who shall provide certain of these services described in this Section 1 may be established in writing from time to time by agreement between the Client and the Transfer Agent. If agreed to in writing by the Client and the Transfer Agent, the Transfer Agent may at times perform only a portion of these services, and the Client or its agent may perform these services on the Client’s behalf.

1.4	Authorized Persons. The Client hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, as provided or agreed to by the Client and as may be amended from time to time, in receiving instructions to issue or redeem Class Units. The Client agrees and covenants for itself and each such authorized person that any order, sale or transfer of, or transaction in the Class Units received by it after the close of the market shall be effectuated at the net asset value determined on the next business day or as otherwise required pursuant to the Client's then-effective Governing Document, and the Client or such authorized person shall so instruct the Transfer Agent of the proper effective date of the transaction.

1.5	Anti-Money Laundering and Client Screening. With respect to the Client’s offering and sale of its Class Units at any time, and for all subsequent transfers of such interests, the Client or its delegate shall, directly or indirectly and to the extent required by law: (i) conduct know your customer/client identity due diligence with respect to potential investors and transferees in the Class Units and shall obtain and retain due diligence records for each investor and transferee; (ii) use its best efforts to ensure that each investor’s and any transferee’s funds used to purchase Class Units shall not be derived from, nor the product of, any criminal activity; (iii) if requested, provide periodic written verifications that such investors/transferees have been checked against the United States Department of the Treasury Office of Foreign Assets Control database for any non-compliance or exceptions; and (iv) perform its obligations under this Section in accordance with all applicable anti-money laundering laws and regulations. In the event that the Transfer Agent has received advice from counsel that access to underlying due diligence records pertaining to the investors/transferees is necessary to ensure compliance by the Transfer Agent with relevant anti-money laundering (or other applicable) laws or regulations, the Client shall, upon receipt of written request from the Transfer Agent, provide the Transfer Agent copies of such due diligence records.

1.6	Tax Law. The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on the Client, the Class Units, or a Member in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof. It shall be the responsibility of the Client to notify the Transfer Agent of the obligations imposed on the Client, the Class Units, or a Member in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

2.	FEES AND EXPENSES

2.1	Fee Schedule. For the performance by the Transfer Agent of services provided pursuant to this Agreement, the Client agrees to pay the Transfer Agent the fees and expenses set forth in a written fee schedule.

3.	REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Client that:

3.1	It is a trust company duly organized and existing under the laws of The Commonwealth of Massachusetts.

3.2	It is duly registered as a transfer agent under Section 17A(c)(2) of the 1934 Act, it will remain so registered for the duration of this Agreement, and it will promptly notify the Client in the event of any material change in its status as a registered transfer agent.

3.3	It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

3.4	It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement.

3.5	All requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF THE CLIENT

The Client represents and warrants to the Transfer Agent that:

4.1	The Client is duly organized, existing and in good standing under the laws of its state of organization.

4.2	The Client is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

4.3	All requisite proceedings have been taken to authorize the Client to enter into, perform and receive services pursuant to this Agreement and to appoint the Transfer Agent as transfer agent of the Client.

4.4	The Client has elected, or will elect, to be regulated as a business development company under the 1940 Act.

4.5	All appropriate state securities law filings will be or have been made, and will continue to be made with respect to all Class Units of the Client being offered for sale.

4.6	Where information provided by the Client or Members includes information about an identifiable individual (“Personal Information”), the Client represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Transfer Agent, and as required for the Transfer Agent to use and disclose such Personal Information in connection with the performance of the services hereunder. The Client acknowledges that the Transfer Agent may perform any of the services and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Client, including the United States and that information relating to the Client, including Personal Information of Members may be accessed by national security authorities, law enforcement and courts. The Transfer Agent shall be kept indemnified by and be without liability to the Client for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

5.	DATA ACCESS SERVICES

5.1	The Client acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Client by the Transfer Agent as part of the Client’s ability to access certain Client-related data maintained by the Transfer Agent or another third party on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or another third party. In no event shall Proprietary Information be deemed to be Member information or the confidential information of the Client. The Client agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Client agrees for itself and its officers agents, to:

(i)	use such programs and databases solely on the Client’s, or such agents’ computers, or solely from equipment at the location(s) agreed to between the Client and the Transfer Agent, and solely in accordance with the Transfer Agent’s applicable user documentation;

(ii)	refrain from copying or duplicating in any way the Proprietary Information;

(iii)	refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(iv)	refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computers to the Client’s, or such agents’ computer to be retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

(v)	allow the Client or such agents to have access only to those authorized transactions agreed upon by the Client and the Transfer Agent;

(vi)	honor all reasonable written requests made by the Transfer Agent to protect, at the Transfer Agent’s expense, the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

5.2	Proprietary Information shall not include all or any portion of any of the foregoing items that (i) are or become publicly available without breach of this Agreement; (ii) that are released for general disclosure by a written release by the Transfer Agent; or (iii) that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

5.3	If the Client notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall use commercially reasonable efforts to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and the Client agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof.

5.4	If the transactions available to the Client include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Class Units, or (ii) transmit Member information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

5.5	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section. The obligations of this Section shall survive any earlier termination of this Agreement.

5.6	DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.	STANDARD OF CARE / LIMITATION OF LIABILITY

6.1	The Transfer Agent shall at all times exercise reasonable care and act in good faith in its performance of all services performed under this Agreement but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its gross negligence, bad faith, or willful misconduct or that of its employees or agents. The Parties agree that any encoding or payment processing errors shall be governed by this standard of care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section.

6.2	In any event, the Transfer Agent’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Client under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Client including, but not limited to, any liability relating to the Client's compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Transfer Agent’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Transfer Agent for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2024 shall be the date of this Agreement through December 31, 2024, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2025 and terminating on December 31, 2025 shall be the date of this Agreement through December 31, 2024, calculated on an annualized basis. In no event shall either party be liable for special, incidental, indirect, punitive or consequential damages, regardless of the form of action and even if the same were foreseeable.

7.	INDEMNIFICATION

7.1	The Transfer Agent and its affiliates, including their respective officers, directors, employees and agents (the “Indemnitees”), shall not be responsible for, and the Client shall indemnify and hold the Indemnitees harmless, from and against, any and all losses, damages, costs, charges, counsel fees (including the defense of any lawsuit in which one of the Indemnitees is a named party), payments, expenses and liability arising out of or attributable to:

(i)	all reasonable actions of the Transfer Agent or its agents required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without gross negligence or willful misconduct;

(ii)	the Client’s material breach of any representation, warranty or covenant of the Client hereunder;

(iii)	the Client’s lack of good faith, gross negligence or willful misconduct;

(iv)	reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents on: (a) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors, including those received in hard copy, or by machine readable input, facsimile, data entry, electronic instructions or other similar means authorized by the Client, and which have been prepared, maintained or performed by the Client or any other person or firm on behalf of the Client, including but not limited to any broker-dealer, third party administrator or previous transfer agent; (b) any instructions or requests of the Client or its officers, or the Client’s agents or their officers or employees; (c) any instructions or opinions of legal counsel to the Client or any Fund with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent by the Client or Fund after consultation with such legal counsel; or (d) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(v)	the offer or sale of Class Units in violation of any requirement under the federal or state securities laws or regulations requiring that such Class Units be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Class Units;

(vi)	the negotiation and processing of any checks, wires and ACH transmissions, including without limitation, for deposit into, or credit to, the Client’s demand deposit accounts maintained by the Transfer Agent, provided that such actions are executed by the Transfer Agent in accordance with the Standard of Care set forth in Section 6.1 herein;

(vii)	all reasonable actions relating to the transmission of Client or Member data through the NSCC clearing systems, if applicable; and

(viii)	any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent in providing the services hereunder.

7.2	At any time the Transfer Agent may apply to any officer of the Client for instructions, and may consult with legal counsel (which may be Client counsel) with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents shall not be liable and shall be indemnified by the Client for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Transfer Agent, its agents shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Client, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by machine readable input, electronic data entry or other similar means authorized by the Client, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Client. The Transfer Agent, its agents shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Client, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

7.3	In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which the Client may be required to indemnify the Transfer Agent, the Transfer Agent shall notify the Client of such assertion and shall keep the Client advised with respect to all material developments concerning such claim. The Client shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Client may be required to indemnify the Transfer Agent except with the Client's prior written consent which shall not be unreasonably withheld.

8.	ADDITIONAL COVENANTS OF THE CLIENT AND THE TRANSFER AGENT

8.1	Delivery of Documents. The Client shall promptly furnish to the Transfer Agent the following:

(i)	A certificate of the Managing Member of the Client authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.

(ii)	A copy of the Certificate of Formation of Client and other pertinent documents and all amendments, if any.

8.2	Certificates, Checks, Facsimile Signature Devices. The Transfer Agent hereby agrees to establish and maintain facilities and procedures for safekeeping of any stock certificates, check forms and facsimile signature imprinting devices; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

8.3	Records. In furtherance of the Client's compliance with the requirements of Rule 31a-3 under the 1940 Act, the Transfer Agent agrees that any records relating to the services provided hereunder shall be promptly made available upon request and preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Transfer Agent.

9.	CONFIDENTIALITY AND USE OF DATA

9.1	All information provided under this Agreement by a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 9.2 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 9.2 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Transfer Agent or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

9.2	(a) In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Transfer Agent (which term for purposes of this Section 9.2 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Client and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Client and the Transfer Agent or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b) Subject to paragraph (d) below, the Transfer Agent and/or its Affiliates may use any Confidential Information of the Client or the Portfolios (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Client and the Transfer Agent or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Client to develop, publish or otherwise distribute to third parties certain investor behavior “indicators” or “indices” that represent broad trends in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information of other customers of the Transfer Agent and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution or identification of such Data with the Client, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators and (iii) the Transfer Agent publishes or otherwise distributes to third parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement.

(c) The Client acknowledges that the Transfer Agent may seek to realize economic benefit from the publication or distribution of the Indicators

( ) Except as expressly contemplated by this Agreement, nothing in this Section 9.2 shall limit the confidentiality and data-protection obligations of the Transfer Agent and its Affiliates under this Agreement and applicable law. The Transfer Agent shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 9.2 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

9.3	The Transfer Agent affirms that it has and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.

10.	EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending January 26th, 2025 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing Party no later than one hundred and twenty (120) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either Party may terminate this Agreement: (i) in the event of the other Party’s material breach of a material provision of this Agreement that the other Party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other Party or upon the happening of a like event to the other Party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to the Client, the Client shall pay Transfer Agent its compensation due and shall reimburse Transfer Agent for its costs, expenses and disbursements.

In the event of: (i) the Client’s termination of this Agreement with respect to the Client for any reason other than as set forth in the immediately preceding paragraph, or (ii) a transaction not in the ordinary course of business pursuant to which the Transfer Agent is not retained to continue providing services hereunder to the Client (or its respective successor), the Client shall pay the Transfer Agent its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Transfer Agent with respect to the Client) and shall reimburse the Transfer Agent for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Transfer Agent will deliver the Client’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the liquidation or dissolution of the Client and distribution of the Client’s assets as a result of the Board’s determination in its reasonable business judgment that the Client is no longer viable, (b) a merger of the Client into, or the consolidation of the Client with, another entity, or (c) the sale by the Client of all, or substantially all, of its assets to another entity, in each of (b) and (c) where the Transfer Agent is retained to continue providing services to the Client Fund (or its respective successor) on substantially the same terms as this Agreement.

Termination of this Agreement with respect to any Class shall in no way affect the rights and duties under this Agreement with respect to the Client or any other Class.

11.	ADDITIONAL CLASSES

In the event that the Client establishes one or more Classes of Units in addition to the Classes listed on the attached Schedule A, with respect to which the Client desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such Class of Units shall become a Class hereunder.

12.	ASSIGNMENT

12.1	Except as provided in Section 13 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either Party without the written consent of the other Party.

12.2	Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Client, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Client. This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective permitted successors and assigns.

12.3	This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Client. Neither Party shall make any commitments with third parties that are binding on the other Party without the other Party’s prior written consent.

13.	DELEGATION; SUBCONTRACTORS

13.1	Upon the prior written approval of the Client, the Transfer Agent shall have the right, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated, to provide or assist it in the provision of any part of the services stated herein (each, a “Delegate” and collectively, the “Delegates”); provided, the Administrator procures that each such Delegate shall agree to abide by confidentiality obligations which are no less protective of the Client's confidential information than the confidentiality obligations as forth herein. The Transfer Agent shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if the Transfer Agent had provided such services and committed such acts and omissions itself. Where required, such Delegate shall be a duly registered transfer agent pursuant to Section 17A(c)(2) of the 1934 Act. The Transfer Agent shall be responsible for the compensation of its Delegates.

13.2	The Transfer Agent will provide the Client with information regarding its global operating model for the delivery of the services on a quarterly or other periodic basis, which information shall include the identities of Delegates affiliated with the Transfer Agent that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Client may reasonably request from time to time.

14.	MISCELLANEOUS

14.1	Amendment. This Agreement may be amended or modified by a written agreement executed by both Parties.

14.2	New York Law to Apply. This Agreement shall be construed, and the provisions hereof interpreted under and in accordance with the laws of The State of New York without giving effect to any conflict of laws rules.

14.3	Force Majeure. In the event either Party is unable to perform its obligations under the terms of this Agreement because of unforeseeable acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

14.4	Data Protection. State Street will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Members, Client's employees, managers and/or officers that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing, “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

14.5	Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

14.6	Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

14.7	Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

14.8	Waiver. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such Party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. The failure of a Party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies. No single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy. Any waiver must be in writing signed by the waiving Party.

14.9	Entire Agreement. This Agreement and any schedules, exhibits, attachments or amendments hereto constitute the entire agreement between the Parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

14.10	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the Parties hereby adopt as original any signatures received via electronically transmitted form.

14.11	Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, digital or other similar process. The Parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

14.12	Notices. Any notice instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the Parties at the following address or such other address as may be notified by any Party from time to time:

(a)	If to Transfer Agent, to:

State Street Bank and Trust Company

Transfer Agency

Attention: Compliance

One Heritage Drive Building

1 Heritage Drive

Mail Stop OHD0100

North Quincy MA 02171

With a copy to:

State Street Bank and Trust Company

Legal Division – Global Services Americas One Congress Street, Suite 1

Boston, MA 02114-2016

(b)	If to the Client, to:

Partners Group Lending Fund, LLC.

c/o Partners Group (USA) Inc.

1114 Avenue of the Americas, 37th Floor

New York, NY 10036

Attention: Executive Office Re: Material Notice, Partners Group

Telephone: 212 908-2600
Facsimile: 212-908-2601

14.13	Interpretive and Other Provisions. In connection with the operation of this Agreement, the Transfer Agent and the Client, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all Parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Client’s governing documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Fred Wilshire
Name:	Fred Wilshire
Title:	Senior Vice President

PARTNERS GROUP LENDING FUND LLC

By:	/s/ Bradley Eggers
Name:	Bradley Eggers
Title:	Product Management

By:	/s/ Brian Igoe
Name:	Brian Igoe
Title:	Authorized Signatory

Schedule A

LIST OF CLASSES

[To be inserted as necessary]